The Universal Institutional Funds, Inc. - Small Company
Growth Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Tableau Software Inc.
Purchase/Trade Date:	 5/17/2013
Offering Price of Shares: $31.000
Total Amount of Offering: 8,200,000 shares
Amount Purchased by Fund: 4,085 shares
Percentage of Offering Purchased by Fund: 0.050
Percentage of Fund's Total Assets: 0.61
Brokers:  Goldman, Sachs & Co., Morgan Stanley, Credit
Suisse, JP Morgan, UBS Investment Bank, BMO Capital
Markets
Purchased from:  Goldman Sachs
Firm Commitment Underwriting: YES
Issuer has over three years of continuous operations*: YES
Percent of offering purchased by Fund and all other accounts advised by the adviser is less than 25%: YES
The underwriting commission, spread and profit is reasonable and fair compared to the underwritings of similar securities: YES
* Muni issuers must also have an investment grade rating from at least one NRSRO; or if less than three years of continuous operations, must have one of the three highest rating categories from at least one NRSRO.